Exhibit 99.1

Kymera Therapeutics Announces Second Quarter 2023 Financial Results and

Provides a Business Update

KT-474/SAR444656 (IRAK4) Phase 2 trials for both hidradenitis suppurativa (HS) and atopic dermatitis (AD)

planned to start in 4Q23 by partner Sanofi

Phase 1 oncology trials for KT-253 (MDM2), KT-333 (STAT3), and KT-413 (IRAKIMiD) degraders ongoing,

with clinical updates planned for later in 2023

June 30, 2023 cash balance approximately $472 million, with cash runway into second half of 2025

Company to hold quarterly results call and webcast at 8:30 a.m. ET

Watertown, Mass. (August 3, 2023) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing targeted protein degradation (TPD) to deliver novel small molecule protein degrader medicines, today reported business highlights and financial results for the second quarter ended June 30, 2023.

“Kymera has made strong progress with our three proprietary clinical programs over the last quarter, including dosing our first patient in the KT-253 Phase 1 study and sharing data that both KT-333 and KT-413 reached degradation levels that were associated with anti-tumor activity in preclinical models. We believe these findings reinforce Kymera’s ability to translate our preclinical pharmacokinetic, pharmacodynamic and safety models to patients and provide a strong foundation as we expand our pipeline with potentially best-in-class, high-value programs. We expect to share updates on these programs later this year,” said Nello Mainolfi, Founder, President and CEO, Kymera Therapeutics. “Additionally, our partner Sanofi expects to initiate the first two Phase 2 clinical trials for KT-474 in the fourth quarter, moving us forward on our mission of building a fully-integrated global medicines company.”

Business Highlights and Recent Developments

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The Company presented clinical data from the KT-474 Phase 1 trial at the European Academy of Dermatology and Venereology (EADV) Symposium, sharing these data for the first time at a scientific meeting.

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The Company announced the first patient was dosed in the Phase 1 clinical trial evaluating its investigational MDM2 degrader, KT-253.

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The U.S. Food and Drug Administration (FDA) granted orphan drug designation to KT-253 for the treatment of Acute Myeloid Leukemia (AML).

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At the European Hematology Association (EHA) Congress, the Company presented data demonstrating superior efficacy of MDM2 degrader KT-253 compared to small molecule inhibitors in preclinical leukemia models.

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In conjunction with the International Conference on Malignant Lymphoma (ICML), Kymera provided clinical trial updates for its KT-333 and KT-413 oncology programs focused on pharmacokinetic/pharmacodynamic (PK/PD) and safety from additional patient cohorts showing target knockdown at or near levels that were associated with efficacy in preclinical tumor models. The KT-333 clinical data was presented in a poster at ICML.

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At the American Society for Mass Spectrometry (ASMS) Annual Meeting, Kymera presented two posters focused on Kymera’s powerful drug discovery engine and the advanced proteomics technologies utilized to provide deep insights into degrader selectivity and mechanism-of-action in physiologically relevant cellular settings at high resolution and dimensionality.

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In collaboration with the Raymond Birge laboratory at the Department of Microbiology, Biochemistry and Molecular Genetics, and Center for Cell Signaling at Rutgers University, Kymera published a paper in Frontiers in Immunology (link) demonstrating degraders can be designed to selectively degrade multiple tumor-associated macrophage (TAM) receptors and modulate receptor expression in vitro and in vivo. While not currently in the active pipeline, this work demonstrates the utility of proteome editing enabled by degraders toward therapeutically relevant pathway biology in preclinical models and shows the technology could serve as a viable therapeutic strategy for targeting MERTK and other TAM receptors that are expressed across a range of liquid and solid tumors.

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The Company announced the appointment of Jeremy Chadwick, Ph.D., as Chief Operating Officer. Dr. Chadwick joined Kymera with extensive experience overseeing global development operations, regulatory and program management at a range of biopharmaceutical companies. As a member of the Company’s senior management team, Dr. Chadwick will develop and execute near-term and long-range strategies to maximize the impact of Kymera’s expanding pipeline.

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In July, Justine Koenigsberg joined Kymera as Vice President and Head of Investor Relations. Ms. Koenigsberg has more than 25 years of investor relations and corporate communications experience within the biotechnology industry. She most recently served as Senior Vice President, Corporate Communications and Investor Relations at Concert Pharmaceuticals, Inc. Prior to joining Concert, she held senior communication roles at ViaCell, Inc. and Transkaryotic Therapies, Inc. (TKT) where she developed and implemented a variety of communication strategies and managed their investor relations programs. Before TKT, she held communications positions at Vertex Pharmaceuticals, Inc. Ms. Koenigsberg is a member of the National Investors Relations Institute and served on the Board of Directors and as a Past-President of its Boston Chapter. She holds a B.S. in Business Administration from Northeastern University.

Anticipated Upcoming Milestones

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Kymera’s partner Sanofi plans to initiate Phase 2 clinical trials of IRAK4 degrader KT-474 (SAR444656) in both HS and AD in the fourth quarter of 2023.

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Kymera plans to share updates on its clinical-stage oncology programs later this year, including data evaluating anti-tumor activity in the target patient populations for KT-333 and KT-413 and initial safety and proof-of-mechanism data from the KT-253 Phase 1 clinical trial.

Program Background Information

For more information on Kymera’s pipeline visit our website: https://www.kymeratx.com/pipeline/.

Conference Call

To access the conference call via phone, please dial +1 (800) 715-9871 (US) or +1 (646) 307-1963 (International) and ask to join the Kymera Therapeutics call or provide Conference ID 7353312. A live webcast of the event will be available under in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event.

Second Quarter 2023 Financial Results

Collaboration Revenues: Collaboration revenues were $16.5 million for the second quarter of 2023 compared to $11.5 million for the second quarter of 2022. Collaboration revenues include revenue from the Company’s Sanofi and Vertex collaborations.

Research and Development Expenses: Research and development expenses were $45.8 million for the second quarter of 2023 compared to $41.3 million for the second quarter of 2022. This increase was primarily due to increased expenses related to the investment in our STAT3, IRAKIMiD, and MDM2 clinical stage programs, platform and discovery programs, as well as an increase in occupancy and related costs due to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $5.7 million for the second quarter of 2023 compared to $4.8 million for the second quarter of 2022.

General and Administrative Expenses: General and administrative expenses were $14.1 million for the second quarter of 2023 compared to $11.0 million for the second quarter of 2022. The increase was primarily due to an increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses from an increase in headcount to support growth as a public company. Stock based compensation expenses included in general and administrative expenses were $5.5 million for the second quarter of 2023 compared to $4.9 million for the second quarter of 2022.

Net Loss: Net loss was $38.8 million for the second quarter of 2023 compared to a net loss of $40.3 million for the second quarter of 2022.

Cash and Cash Equivalents: As of June 30, 2023, Kymera had approximately $472 million in cash, cash equivalents, and investments. Kymera expects that its cash and cash equivalents will provide the company with an anticipated cash runway into the second half of 2025. Its existing cash is expected to take the company past the proof-of-concept Phase 2 data for KT-474, as well as early proof-of-concept data for KT-253, KT-333 and KT-413, while Kymera continues to identify opportunities to accelerate growth and expand its pipeline, technologies and clinical indications.

About Kymera Therapeutics

Kymera is a biopharmaceutical company pioneering the field of targeted protein degradation, a transformative approach to address disease targets and pathways inaccessible with conventional therapeutics. Kymera’s Pegasus platform is a powerful drug discovery engine, advancing novel small molecule programs designed to harness the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. With a focus on undrugged nodes in validated pathways, Kymera is advancing a pipeline of novel therapeutic candidates designed to address the most promising targets and provide patients with more effective treatments. Kymera’s initial programs target IRAK4, IRAKIMiD, and STAT3 within the IL-1R/TLR or JAK/STAT pathways, and the MDM2 oncoprotein, providing the opportunity to treat patients with a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors.

Founded in 2016, Kymera is headquartered in Watertown, Mass. Kymera has been named a “Fierce 15” company by Fierce Biotech and has been recognized by both the Boston Globe and the Boston Business Journal as one of Boston’s top workplaces. For more information about our people, science and pipeline, please visit www.kymeratx.com or follow us on Twitter or LinkedIn.

About Kymera’s Pegasus™ Platform

Kymera’s Pegasus platform is a powerful drug discovery engine that enables the discovery of novel small molecule protein degrader medicines designed to target and disrupt specific protein complexes and full signaling cascades in disease, placing once elusive disease targets within reach. The key components of the platform combine Kymera’s broad understanding of the localization and expression levels of the hundreds of E3 ligases in the human body with the Company’s proprietary E3 Ligase Binders Toolbox, and advanced chemistry, biology, and computational capabilities to develop protein degraders that address significant, unmet medical needs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for the IRAK4, IRAKIMiD, STAT3, and MDM2 degrader programs; plans and timelines for the preclinical and clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof; expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials; the ability to initiate new clinical programs; and Kymera’s financial condition and expected cash runway into the second half of 2025. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 or other pandemics or epidemics on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of Kymera Therapeutics' drug candidates; the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with current or future preclinical and clinical trials, including those for KT-474, KT-333, KT-413 and KT-253; Kymera Therapeutics' ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics' planned interactions with regulatory authorities; obtaining, maintaining and protecting its intellectual property; and Kymera Therapeutics' relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the Annual Report on Form 10-K for the period ended December 31, 2022 and most recent Quarterly Report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics' subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC. Consolidated Balance Sheets (In thousands, except share and per share amounts) (Unaudited)
	June 30, 2023	December 31, 2022
Assets
Cash, cash equivalents and marketable securities	$ 472,333	$ 559,494
Property and equipment, net	27,494	13,334
Right-of-use assets, operating lease	55,687	8,909
Other assets	26,431	21,397
Total assets	$ 581,945	$ 603,134
Liabilities and Stockholders’ Equity
Deferred revenue	$ 44,723	$ 63,260
Operating lease liabilities	73,068	14,681
Other liabilities	28,726	35,042
Total liabilities	146,517	112,983
Total stockholders’ equity	435,428	490,151
Total liabilities and stockholders’ equity	$ 581,945	$ 603,134

KYMERA THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Collaboration Revenue—from related parties	$ 16,513	$ 11,514	$ 25,979	$ 21,136

Operating expenses:
Research and development	$ 45,767	$ 41,293	$ 87,994	$ 77,238
General and administrative	14,129	11,031	26,694	21,642
Total operating expenses	59,896	52,324	114,688	98,880
Loss from operations	(43,383)	(40,810)	(88,709)	(77,744)
Other income (expense):
Interest and other income	4,632	594	9,085	884
Interest and other expense	(48)	(41)	(103)	(81)
Total other income	4,584	553	8,982	803
Net loss attributable to common stockholders	$ (38,799)	$ (40,257)	$ (79,727)	$ (76,941)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.67)	$ (0.78)	$ (1.37)	$ (1.49)
Weighted average common stocks outstanding, basic and diluted	58,326,963	51,772,440	58,257,387	51,712,081

Investor Contacts: Bruce Jacobs Chief Financial Officer investors@kymeratx.com 857-285-5300 Justine Koenigsberg Vice President, Investor Relations investors@kymeratx.com 857-285-5300	Media Contact: Todd Cooper Senior Vice President, Corporate Affairs media@kymeratx.com 857-285-5300